TeraWulf Reports Fourth Quarter and Full Year 2024 Results
Announced strategic expansion into AI-driven HPC hosting with long-term data center leases expected to generate $1 billion in cumulative revenue over initial 10-year contract terms
Annual revenue and non-GAAP adjusted EBITDA increase 102% and 89% year-over-year, respectively
Expanded self-mining operating capacity by 94% year-over-year to 9.7 EH/s as compared to 5.0 EH/s in 2023
Strengthened the Balance Sheet with cash and bitcoin holdings of $275 million as of December 31, 2024
Proactively repaid legacy term loan debt ahead of schedule and financed HPC hosting growth with new 2.75% convertible notes issuance due 2030
Authorized $200 million share repurchase program and executed over $150 million of repurchases equivalent to over 24 million shares of Common Stock to date
EASTON, Md. – February 28, 2025 – TeraWulf Inc. (Nasdaq: WULF) (“TeraWulf” or the “Company”), which owns and operates vertically integrated, next-generation digital infrastructure primarily powered by zero-carbon energy, today announced its financial results for the fourth quarter and full year ended December 31, 2024.
Management Commentary
“In 2024, TeraWulf achieved significant financial and operational milestones, further solidifying our leadership in sustainable digital infrastructure,” said Paul Prager, Chief Executive Officer of TeraWulf. “We expanded our self-mining capacity to 9.7 EH/s, secured long-term data center lease agreements with a credit-worthy counterparty that are expected to generate significant recurring revenue, providing a stable foundation for long-term growth, and enhanced our financial flexibility through strategic asset monetization and capital raises. As the scarcity of digital infrastructure intensifies, we believe we are exceptionally well-positioned to scale our high-performance compute (HPC) hosting and colocation services by 100-150 MW annually.”
Patrick Fleury, Chief Financial Officer, added, “Our disciplined financial management was reflected in our $500 million oversubscribed convertible debt offering, which strengthened our liquidity and funded our initial expansion into HPC hosting. The $85 million sale of our 25% equity interest in Nautilus allowed us to monetize an asset with a declining value at peak pricing and reinvest in Lake Mariner’s HPC hosting capabilities. Demonstrating confidence in our long-term growth, we also strategically repurchased over $150 million in shares in late 2024 and early 2025 while maintaining a strong liquidity position.”
Paul Prager concluded, “Looking ahead, our focus is on executing the 72.5 MW of HPC hosting capacity set for delivery in 2025. With strong demand for AI-driven compute infrastructure, we see a significant opportunity to leverage our low-cost, predominantly zero-carbon energy infrastructure platform to meet this growing need. TeraWulf sits at the convergence of bitcoin mining and HPC hosting, reinforcing our role as a leader in next-generation digital infrastructure.”
Full Year 2024 Operational and Financial Highlights
Key financial and operational highlights for the fiscal year ended December 31, 2024 include:

•Revenue increased 102% to $140.1 million in 2024, as compared to $69.2 million in fiscal 2023, driven by increased bitcoin production and higher average realized bitcoin prices during the period.
•Cost of revenue, exclusive of depreciation, increased 129% to $62.6 million in 2024, as compared to $27.3 million in fiscal 2023, driven by increased bitcoin mining capacity due to infrastructure constructed and placed in service during 2024, a near doubling of network difficulty and the impacts of the bitcoin halving in April 2024, and, to a lesser extent, an increase in realized power prices during 2024 as compared to 2023.
•Non-GAAP adjusted EBITDA increased by $28.5 million to $60.4 million in 2024, as compared to $31.9 million in fiscal 2023.
•Reported cash and cash equivalents of $274.1 million as of December 31, 2024, as compared to $54.4 million at fiscal year-end 2023.
•The Company's legacy term loan debt was eliminated in 2024, as compared to $139.4 million at fiscal year-end 2023, significantly improving strategic and financial flexibility.
Expansion into HPC Hosting
In 2024, TeraWulf expanded into the rapidly growing digital infrastructure market with a focus on AI and HPC hosting, backed by long-term customer agreements.
A pivotal milestone in this expansion was achieved on December 23, 2024, when TeraWulf signed long-term data center lease agreements with Core42, securing 72.5 MW of hosting capacity at Lake Mariner for GPU cloud compute workloads. These lease agreements are expected to commence at various dates in 2025 and include an option to expand by an additional 135 MW.
To support this diversification of its business, the Company has upgraded its digital infrastructure at Lake Mariner, incorporating advanced liquid cooling systems and Tier 3 redundancy to optimize high-density compute workloads. This cutting-edge infrastructure further strengthens TeraWulf’s ability to attract hyperscale and enterprise customers.
Fiscal Year 2024 Financial Results
Revenue for the year ended December 31, 2024 increased 102% to $140.1 million compared to $69.2 million in fiscal 2023. The increase in revenue is primarily attributable to a 129% increase in the average price of bitcoin year-over-year. The Company increased its mining capacity at Lake Mariner to 195 MW as of December 31, 2024, as compared to 110 MW as of December 31, 2023. Despite industry-wide headwinds from the April 2024 halving and network hashrate increases, TeraWulf maintained strong mining margins, leveraging its low-cost, predominantly zero-carbon infrastructure.
Cost of revenue, exclusive of depreciation, increased 129% to $62.6 million compared to $27.3 million in fiscal 2023. These increases were driven by increased bitcoin mining capacity due to infrastructure constructed and placed in service during 2024, the impacts of the bitcoin halving in April 2024 and, to a lesser extent, an increase in realized power prices during 2024 as compared to 2023.
Non-GAAP adjusted EBITDA for the year ended December 31, 2024 was $60.4 million, as compared to $31.9 million for the year ended December 31, 2023.

Liquidity and Capital Resources
As of December 31, 2024, the Company held $274.5 million in cash and cash equivalents and bitcoin on its balance sheet. As of the same period, the Company had outstanding indebtedness of approximately $500 million related to the 2.75% convertible senior notes due 2030. As of February 26, 2025, TeraWulf had 383,137,722 common shares outstanding.
Investor Conference Call and Webcast
As previously announced, TeraWulf will host its fourth quarter and full year 2024 earnings call and business update for investors today, Friday, February 28, 2025, commencing at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). Prepared remarks will be followed by a question-and-answer session with management.
The conference call will be broadcast live and will be available for replay via “Events & Presentations” under the “Investors” section of the Company’s website at https://investors.terawulf.com/events-and-presentations/.
About TeraWulf
TeraWulf develops, owns, and operates environmentally sustainable, next-generation data center infrastructure in the United States, specifically designed for bitcoin mining and hosting HPC workloads. Led by a team of seasoned energy entrepreneurs, the Company owns and operates the Lake Mariner facility situated on the expansive site of a now retired coal plant in Western New York. Currently, TeraWulf generates revenue primarily through bitcoin mining, leveraging predominantly zero-carbon energy sources, including hydroelectric and nuclear power. Committed to environmental, social, and governance (ESG) principles that align with its business objectives, TeraWulf aims to deliver industry-leading economics in mining and data center operations at an industrial scale.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include statements concerning anticipated future events and expectations that are not historical facts. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “goal,” “target,” “aim,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “seek,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “strategy,” “opportunity,” “predict,” “should,” “would” and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of TeraWulf’s management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including, among others: (1) the ability to mine bitcoin profitably; (2) our ability to attract additional customers to lease our HPC data centers; (3) our ability to perform under our existing data center lease agreements (4) changes in applicable laws, regulations and/or permits affecting TeraWulf’s operations or the industries in which it operates; (5) the ability to implement certain business objectives, including its bitcoin mining and HPC data center development, and to timely and cost-effectively execute related projects; (6) failure to obtain adequate financing on a timely basis and/or on acceptable terms with regard to expansion or existing operations; (7) adverse geopolitical or economic conditions, including a high inflationary environment, the implementation of new tariffs and more restrictive trade regulations; (8) the potential of cybercrime, money-laundering, malware infections and phishing and/or loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage (and the costs associated with any of the foregoing); (9) the availability and cost of power as well as electrical infrastructure equipment necessary to maintain and grow the business and operations of TeraWulf; and (10) other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. TeraWulf does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.
Non-GAAP Measures
We have not provided reconciliations of preliminary and projected Adjusted EBITDA to the most comparable GAAP measure of net income/(loss). Providing net income/(loss) is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income/(loss), including but not limited to asset impairments and income tax valuation adjustments. Reconciliations of this non-GAAP measure with the most comparable GAAP measure for historical periods is indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.terawulf.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.
Investors:
Investors@terawulf.com

Media:
media@terawulf.com

CONSOLIDATED BALANCE SHEETS
AS OF December 31, 2024 AND 2023
(In thousands, except number of shares, per share amounts and par value)

	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$274,065	$54,439
Digital currency	476	1,801
Prepaid expenses	2,493	4,540
Other receivables	3,799	1,001

Other current assets	598	806
Total current assets	281,431	62,587
Equity in net assets of investee	—	98,613
Property, plant and equipment, net	411,869	205,284
Operating lease right-of-use asset	85,898	10,943
Finance lease right-of-use asset	7,285	—
Other assets	1,028	679
TOTAL ASSETS	787,511	378,106

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	24,382	15,169
Accrued construction liabilities	16,520	1,526
Accrued compensation	4,552	4,413
Other accrued liabilities	4,973	4,766
Share based liabilities due to related party	—	2,500
Other amounts due to related parties	1,391	972
Current portion of operating lease liability	25	48
Current portion of finance lease liability	2	—
Insurance premium financing payable	—	1,803
Current portion of long-term debt	—	123,465
Total current liabilities	51,845	154,662
Operating lease liability, net of current portion	3,427	899
Finance lease liability, net of current portion	292	—
Long-term debt	—	56
Convertible notes	487,502	—
TOTAL LIABILITIES	543,066	155,617

Commitments and Contingencies (See Note 12)

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 100,000,000 authorized at December 31, 2024 and 2023; 9,566 shares issued and outstanding at December 31, 2024 and 2023; aggregate liquidation preference of $12,609 and $11,423 at December 31, 2024 and 2023, respectively.	9,273	9,273
Common stock, $0.001 par value, 600,000,000 and 400,000,000 authorized at December 31, 2024 and 2023, respectively; 404,223,028 and 276,733,329 issued and outstanding at December 31, 2024 and 2023, respectively.	404	277
Additional paid-in capital	685,261	472,834
Treasury Stock at cost, 18,568,750 and 0 at December 31, 2024 and 2023, respectively	(118,217)	—
Accumulated deficit	(332,276)	(259,895)
Total stockholders' equity	244,445	222,489
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$787,511	$378,106

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED December 31, 2024, 2023 AND 2022
(In thousands, except number of shares and loss per common share)

	Year Ended December 31,
	2024	2023	2022
Revenue	$140,051	$69,229	$15,033

Costs and expenses:
Cost of revenue (exclusive of depreciation shown below)	62,608	27,315	11,083
Operating expenses	3,387	2,116	2,038
Operating expenses — related party	4,262	2,773	1,248
Selling, general and administrative expenses	57,883	23,693	22,770
Selling, general and administrative expenses — related party	12,695	13,325	13,280
Depreciation	59,808	28,350	6,667
Gain on fair value of digital currency, net	(2,200)	—	—
Realized gain on sale of digital currency	—	(3,174)	(569)
Impairment of digital currency	—	3,043	1,457
Loss on disposals of property, plant, and equipment, net	17,824	1,209	—
Loss on nonmonetary miner exchange	—	—	804
Total costs and expenses	216,267	98,650	58,778

Operating loss	(76,216)	(29,421)	(43,745)
Interest expense	(19,794)	(34,812)	(24,679)
Loss on extinguishment of debt	(6,300)	—	(2,054)
Other income	3,927	231	—
Loss before income tax and equity in net income (loss) of investee	(98,383)	(64,002)	(70,478)
Income tax benefit	—	—	256
Equity in net income (loss) of investee, net of tax	3,363	(9,290)	(15,712)
Gain on sale of equity interest in investee	22,602	—	—
Loss from continuing operations	(72,418)	(73,292)	(85,934)
Loss from discontinued operations, net of tax	—	(129)	(4,857)
Net loss	$(72,418)	$(73,421)	$(90,791)

Loss per common share:
Continuing operations	$(0.21)	$(0.35)	$(0.78)
Discontinued operations	—	—	(0.04)
Basic and diluted	$(0.21)	$(0.35)	$(0.82)

Weighted average common shares outstanding:
Basic and diluted	351,315,476	209,956,392	110,638,792

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED December 31, 2024, 2023 AND 2022
(In thousands)

	Year Ended December 31,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,418)	$(73,421)	$(90,791)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt issuance costs, commitment fees and accretion of debt discount	11,382	19,515	11,676
Related party expense to be settled with respect to common stock	—	2,917	2,083
Common stock issued for interest expense	—	26	82
Stock-based compensation expense	30,927	5,859	1,568
Depreciation	59,808	28,350	6,667
Amortization of right-of-use asset	1,373	1,001	303
Revenue recognized from digital currency mining and hosting services	(139,278)	(63,877)	(10,810)
Gain on fair value of digital currency, net	(2,200)	—	—
Realized gain on sale of digital currency	—	(3,174)	(569)
Impairment of digital currency	—	3,043	1,457
Proceeds from sale of digital currency	97,559	83,902	9,739
Digital currency paid as consideration for services	370	—	—
Loss on disposals of property, plant, and equipment, net	17,824	1,209	—
Loss on nonmonetary miner exchange	—	—	804
Loss on extinguishment of debt	6,300	—	2,054
Deferred income tax benefit	—	—	(256)
Equity in net loss of investee, net of tax	(3,363)	9,290	15,712
Gain on sale of equity interest in investee	(22,602)	—	—
Loss from discontinued operations, net of tax	—	129	4,857
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	2,047	555	(3,601)
Decrease in amounts due from related parties	—	—	815
Increase in other receivables	(2,774)	(1,001)	—
Decrease (increase) in other current assets	288	(215)	(46)
(Increase) decrease in other assets	(466)	310	(994)
Increase (decrease) increase in accounts payable	740	(7,272)	10,197
Increase (decrease) in accrued compensation and other accrued liabilities	694	(931)	5,916
Increase (decrease) increase in other amounts due to related parties	480	(2,013)	700
(Decrease) increase in operating lease liability	(11,113)	(42)	175
Net cash (used in) provided by operating activities from continuing operations	(24,422)	4,160	(32,262)

Net cash (used in) provided by operating activities from discontinued operations	—	103	(1,804)
Net cash (used in) provided by operating activities	(24,422)	4,263	(34,066)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in joint venture, including direct payments made on behalf of joint venture	—	(2,845)	(46,172)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture or joint venture partner	—	—	(11,741)
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture or joint venture partner	—	—	11,716
Proceeds from sale of equity interest in investee	86,086	—	—
Purchase of and deposits on plant and equipment	(267,940)	(75,168)	(61,116)
Proceeds from sales of property, plant and equipment	23,324	—	—
Proceeds from sale of net assets held for sale	—	—	13,266
Proceeds from sale of digital currency	67,371	—	—
Net cash used in investing activities	(91,159)	(78,013)	(94,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of issuance costs paid of $0, $0 and $38	—	—	22,462
Principal payments on long-term debt	(139,401)	(6,599)	—
Payments of prepayment fees associated with early extinguishment of long-term debt	(1,261)	—	—
Principal payments on finance lease	(941)	—	—
Proceeds from insurance premium and property, plant and equipment financing	211	2,513	7,041
Principal payments on insurance premium and property, plant and equipment financing	(2,103)	(2,738)	(4,924)
Proceeds from issuance of promissory notes to stockholders	—	—	3,416
Proceeds from issuance of common stock, net of issuance costs paid of $663, $1,051 and $142	188,715	135,917	47,326
Proceeds from exercise of warrants	4,808	2,500	5,700
Purchase of capped call	(60,000)	—	—
Purchase of treasury stock	(118,217)	—	—
Payments of tax withholding related to net share settlements of stock-based compensation awards	(23,654)	(2,013)	—
Proceeds from issuance of preferred stock	—	—	9,566
Proceeds from issuance of convertible notes, net of issuance costs paid of $12,950, $0, and $0	487,050	—	—
Proceeds from issuance of convertible promissory note	—	1,250	14,700
Principal payments on convertible promissory note	—	—	(15,306)
Payment of contingent value rights liability related to proceeds from sale of net assets held for sale	—	(10,964)	—
Net cash provided by financing activities	335,207	119,866	89,981

Net change in cash, cash equivalents and restricted cash	219,626	46,116	(38,132)
Cash, cash equivalents and restricted cash at beginning of year	54,439	8,323	46,455
Cash, cash equivalents and restricted cash at end of year	$274,065	$54,439	$8,323

Cash paid during the year for:
Interest	$6,957	$19,572	$13,989
Income taxes	$—	$—	$—

Non-GAAP Measure
The Company presents Adjusted EBITDA, which is not a measurement of financial performance under generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines non-GAAP “Adjusted EBITDA” as net loss adjusted for: (i) impacts of interest, taxes, depreciation and amortization; (ii) stock-based compensation expense, amortization of right-of-use asset and related party expense to be settled with respect to common stock, all of which are non-cash items that the Company believes are not reflective of its general business performance, and for which the accounting requires management judgment, and the resulting expenses could vary significantly in comparison to other companies; (iii) one-time, non-recurring transaction-based compensation expense related to the 2030 Convertible Notes (iv) equity in net income (loss) of investee, net of tax, related to Nautilus and the gain on sale of interest in Nautilus; (v) other income which is related to interest income or income for which management believes is not reflective of the Company’s ongoing operating activities; (vi) loss on extinguishment of debt and net losses on disposals of property, plant and equipment, net, which are not reflective of the Company's general business performance and (vii) losses from discontinued operations, net of tax, which is not be applicable to the Company’s future business activities. The Company’s Adjusted EBITDA also includes the impact of distributions from investee received in bitcoin related to a return on the Nautilus investment, which management believes, in conjunction with excluding the impact of equity in net income (loss) of investee, net of tax, is reflective of assets available for the Company’s use in its ongoing operations as a result of its investment in Nautilus.
Management believes that providing this non-GAAP financial measure allows for meaningful comparisons between the Company's core business operating results and those of other companies, and provides the Company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time. In addition to management's internal use of non-GAAP Adjusted EBITDA, management believes that adjusted EBITDA is also useful to investors and analysts in comparing the Company’s performance across reporting periods on a consistent basis. Management believes the foregoing to be the case even though some of the excluded items involve cash outlays and some of them recur on a regular basis (although management does not believe any of such items are normal operating expenses necessary to generate the Company’s bitcoin related revenues). For example, the Company expects that share-based compensation expense, which is excluded from Adjusted EBITDA, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, directors and consultants. Additionally, management does not consider any of the excluded items to be expenses necessary to generate the Company’s bitcoin related revenue.

The Company's Adjusted EBITDA measure may not be directly comparable to similar measures provided by other companies in the Company’s industry, as other companies in the Company’s industry may calculate non-GAAP financial results differently. The Company's Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and should not be considered as an alternative to operating loss or any other measure of performance derived in accordance with U.S. GAAP. Although management utilizes internally and presents Adjusted EBITDA, the Company only utilizes that measure supplementally and does not consider it to be a substitute for, or superior to, the information provided by U.S. GAAP financial results. Accordingly, Adjusted EBITDA is not meant to be considered in isolation of, and should be read in conjunction with, the information contained in the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP.
The following table is a reconciliation of the Company’s non-GAAP Adjusted EBITDA to its most directly comparable U.S. GAAP measure (i.e., net loss) for the periods indicated (in thousands):

	Year Ended December 31,
	2024	2023
Net loss	$(72,418)	$(73,421)
Adjustments to reconcile net loss to non-GAAP Adjusted EBITDA:
Loss from discontinued operations, net of tax	—	129
Gain on sale of equity interest in investee	(22,602)	—
Equity in net (income) loss of investee, net of tax, related to Nautilus	(3,363)	9,290
Distributions from investee, related to Nautilus	22,776	21,949
Income tax benefit	—	—
Other income	(3,927)	(231)
Loss on extinguishment of debt	6,300	—
Interest expense	19,794	34,812
Loss on disposals of property, plant, and equipment, net	17,824	1,209
Depreciation	59,808	28,350
Amortization of right-of-use asset	1,373	1,001
Stock-based compensation expense	30,927	5,859
Transaction-based compensation expense	3,885	—
Related party expense to be settled with respect to common stock	—	2,917
Non-GAAP adjusted EBITDA	$60,377	$31,864